SCHEDULE 14A
                         SCHEDULE 14 INFORMATION


    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

    Filed by the Registrant       [   ]

    Filed by a Party other than the Registrant        [ X ]

    Check the appropriate box:

    [  ]  Preliminary Proxy Statement

    [ X]  Definitive Proxy Statement

    [  ]  Definitive Additional Materials

    [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

    Name of Registrant as Specified in Its Charter:

    Santa Fe Gaming Corporation

    Name of Person(s) Filing Proxy Statement:

    Hotel Employees & Restaurant Employees International Union

    Payment of Filing Fee (check the appropriate box)

    [  ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-
6(i)(1),
or 14a-6(j) (2).

    [X ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [  ] Fee computed on table below per Exchange Act Rules
14a-
6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:


_____________________________________________________________
         2) Aggregate number of securities to which transaction applies:


_____________________________________________________________

         3) Per unit price or other underlying value of
transaction computed pursuant to Exchange Act Rule 0-11:  (1)


_____________________________________________________________
         4) Proposed maximum aggregate value of transaction:


_____________________________________________________________
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount previously paid:

            ____________________________

         2) Form, Schedule or Registration Statement No:

           ______________________________

         3) Filing Party: _________________________

         Date Filed: _______________________________

                         PROXY SOLICITATION

ELECT INDEPENDENT CANDIDATES BRADHAM AND SIRIS TO SANTA FE
GAMING'S BOARD OF DIRECTORS

    April 8, 1999

ANNUAL STOCKHOLDERS MEETING
    April 30, 1999, 10:00 a.m.
    Pioneer Hotel & Gambling Hall
    2200 South Casino Drive
    Laughlin, Nevada 89028

    Hotel Employees & Restaurant Employees International Union
    1219 28 Street NW
    Washington D.C. 20007
    Tel.1-888-273-4564
    Fax 1-202-333-6049


Dear Santa Fe Gaming Preferred Shareholder:

     For the first time, you have the right to elect two
Special Directors to represent you on the Company's Board of Directors.

     This is a critically important opportunity for all Preferred Shareholders in light of the financial crisis that confronts Santa Fe Gaming.

     At this year's Annual Meeting, two slates of Special
Directors will be submitted: one by the Company's Board of Directors and one by Preferred Shareholders themselves.

     Given the need for independent representation on the Company's Board, we urge you to vote for two well-qualified, independent candidates nominated by your fellow Preferred
Shareholders:

  1. Mr. John M. Bradham was nominated by the Company's Largest Preferred Shareholder, Hudson Bay Partners, L.P. Mr. Bradham
  is an attorney with     experience representing hospitality
  industry clients. He also has substantial experience in the area of bankruptcy law.

  2. Mr. Peter J. Siris, a Preferred Shareholder who nominated
  himself and is endorsed by Hudson Bay, has        direct
  experience turning around troubled companies and is a well-respected financial analyst and investment banker, with
  expertise in the real estate    industry    .

     HERE International Union's Las Vegas affiliates, Locals 226 and 165, own Common and Preferred Stock in the Company and represent approximately 600 employees at the Company's Santa Fe Hotel & Casino, where they are negotiating for a collective bargaining agreement and thus have interests in the Company in addition to stock ownership. Section III of the enclosed Proxy Statement contains more information.

     Again, this vote is a critically important opportunity for all Preferred Stockholders, given the financial crisis that confronts Santa Fe Gaming.

     We urge you to complete and return the enclosed     YELLOW
PROXY CARD      promptly in the postage-paid envelope provided.

     ELECT INDEPENDENT CANDIDATES BRADHAM AND SIRIS TO THE
SANTA FE GAMING BOARD OF DIRECTORS.


                            Sincerely,

                            Matthew Walker
                            Research Director
                            HERE International Union
                        1-888-273-4564

PROXY STATEMENT
For release to shareholders April 8, 1999

ANNUAL STOCKHOLDERS MEETING
    April 30, 1999, 10:00 a.m.
    Pioneer Hotel & Gambling Hall
    2200 South Casino Drive
    Laughlin, Nevada 89028

Hotel Employees & Restaurant Employees International Union
1219 28 Street NW
Washington D.C. 20007
Tel. 1-888-273-4564
Fax  1-202-333-6049

I.   ELECT INDEPENDENT NOMINEES BRADHAM AND SIRIS AS SPECIAL
DIRECTORS TO SANTA FE GAMING'S BOARD OF DIRECTORS.

     For the first time, holders of the Exchangeable
Redeemable Preferred Stock of Santa Fe Gaming Corp. (the
"Company") have the right to elect two Special Directors to represent their interests on the Company's Board of Directors.

     This is a critically important opportunity for all Preferred Stockholders in light of the financial crisis that confronts Santa Fe Gaming.

     Mr. Lowden, Chairman of the Board of Santa Fe Gaming, has always owned over 50% of the company's voting Common Stock. As a result, Mr. Lowden has controlled the election of the Board of Directors since the issuance of the Preferred Stock in October 1993.

      Since that time, Santa Fe Gaming's financial condition has been marked by the following:

  1. Preferred Shareholders' capital account as of December 31, 1998 was $22.5 million. However the Company's current financial arrangements prohibit it from paying cash dividends to Preferred Shareholders.
  2. The Company has only had one profitable year since
  October 1993.
  3. The Company's Form 10-Q, filed February 16, 1999 with the SEC, shows an accumulated deficit of $118,817,380 and a stockholders' equity of negative $44,822,732 as of December
  31, 1998.
  4. The Company's Independent Auditors Report dated December
  23, 1998, prepared by Deloitte & Touche, states: "The Company's inability to meet the repayment terms of the 13
  1/2% Notes, its net losses, and its stockholders' deficiency raise substantial doubt about its ability to continue as a going concern."
   5. The Company announced on March 22, 1999 that it had consented to the delisting of its Preferred and Common Stocks, removing them from the American Stock Exchange. The last day of trading on the AMEX was April 1, 1999.

     Preferred Shareholders need independent representation on the Company's Board of Directors.

     Two well-qualified, independent candidates have been
nominated by your fellow Preferred Shareholders: Mr. John M.
Bradham, who was nominated by the largest Preferred
Shareholder, Hudson Bay Partners, L.P.,   F/N 1     and Mr. Peter
J. Siris, a Preferred Shareholder who nominated himself.


JOHN M. BRADHAM:

     John M. Bradham   , age 36,     is a Partner in the law firm
of Peabody & Brown where he has practiced since 1997. He works in the firm's Washington, D.C. office, where he practices commercial litigation and is a member of the firm's Hospitality Practice Group, counseling hospitality industry clients in both litigation and non-litigation matters. Mr. Bradham is also experienced in the area of bankruptcy law and has worked on a number of major bankruptcy cases. From 1993 to 1997, Mr. Bradham practiced law with the firm of Akin, Gump, Strauss, Hauer & Feld. Prior to that, he practiced at Cadwalader, Wickersham & Taft. Mr. Bradham is a 1987 graduate of Cornell Law School, and a 1984 graduate of Davidson College. He resides in Washington, D.C. Mr. Bradham owns no Preferred or Common Shares of the Company.

Address:
1255 23 St NW
Washington, D.C. 20037-1170
Telephone:         202-973-7727
Fax:               202-973-7750


_________________________
    F/N 1:  According to Hudson Bay Partners, L.P.'s 13D
Amendment filed with the SEC on April 5, 1999, Hudson beneficially owns 2,971,400 preferred shares, or 33.6% of the Preferred Stock.

PETER J. SIRIS:

    Peter J. Siris   , age 54,     has been President of The
Siris Group, an investment management and consulting firm since
1996. Since April 1998, Mr. Siris has been a     Trustee      of
Crown American Realty Trust, a real estate investment trust investing in shopping malls. He was also a member of the Board of Directors of Crown American Corporation, predecessor to Crown American Realty Trust, in 1992 and 1993, and was involved in turning the company around through a non-bankruptcy restructuring. In 1996, Mr. Siris was Senior Vice President of ABN-Amro-Chicago Corp. In 1995, he was Senior Vice President of Warnaco and its affiliate Authentic Fitness, two retail businesses. From 1990 to 1995, Mr. Siris was Managing
Director of UBS Securities, focusing on analysis of retail companies and investment banking work, including corporate restructurings. From 1983 to 1990, he was Executive Vice President and Director of Buckingham Research Group. From 1974 to
1979, Mr. Siris was    Executive Vice President and Director of
Sirco International.     Mr. Siris earned an MBA with Distinction
from the Harvard Graduate School of Business Administration in 1968. He is the author of Guerrilla Investing, which presents strategies and techniques for individual investors. Mr. Siris
owns or controls 128,900 Preferred Shares    F/N 2     in the
Company, which represents 1.5% of the outstanding shares.

Address:
166 Bank Street
New York, NY 10014
Telephone:     212-692-7692
Fax:           212-692-7690


II. VOTING RIGHTS AND PROCEDURES

     This solicitation is only for Preferred Stockholders.
The record date for eligibility to vote is April 8, 1999. According to the Certificate of Designation of the Exchangeable Redeemable Preferred Stock, at any time that dividends in an amount equal to dividend payments for four Dividend Periods have accrued and remain unpaid, holders of the Preferred Stock will have the right to a separate class vote to elect two Special Directors to the board of directors. The Company has failed to pay dividends for the last four dividend periods, and on or about January 15, 1999 the Company notified preferred holders of the Dividend Payment Default.

     The Company's Board of Directors will also nominate candidates for election as Special Directors. The current Board of Directors was elected entirely by the vote of Common
Shareholders, which vote is controlled by Mr. Lowden, given his majority stake in the Company's Common Stock.



------------------------
   F/N 2: Of the 128,000 Preferred Shares, Mr. Siris disclaims beneficial ownership of 40,200 shares owned by his wife Barbara Wykoff, 75,100 shares owned by his daughter, and 10,000 shares owned by Guerrilla Partners LP, a fund managed by Mr. Siris.

     These Special Directors will serve in addition to the directors elected by the Common Stockholders, for whom you cannot vote. There are currently 6 directors, three of whom will stand for election at the Annual Meeting. We offer no assurance that management's nominees will agree to serve with the Independent Nominees.

     We will keep all Proxies confidential until the Annual Meeting, unless ordered otherwise by a court. You can readily revoke your proxy if you so desire. A proxy can be revoked at any time prior to the Annual Meeting by delivering the proxyholder or the Company written notice of revocation. The Company's offices are at 4949 North Rancho Drive, Las Vegas NV 89130, fax (702) 658-4304, tel (702) 658-4300.

     If you sign the enclosed proxy but do not mark how it should be voted, it will be voted FOR election of Bradham and Siris. Preferred shareholders have no right to vote except for special directors under the conditions noted above, and for those extraordinary transactions affecting preferred holders' rights listed in section 5 of the Certificate of Designation for the preferred stock. We know of no such extraordinary transactions to be voted upon. The enclosed proxy grants us no discretionary authority.

     Special Directors are elected by plurality of shares voted for each seat. Each preferred share carries one vote for each vacancy. There were 8,856,651 shares of preferred stock outstanding as of September 30, 1998, with Hudson now owning approximately 33.6%, Siris 1.5%, and HERE less than 1%.

     We incorporate by reference the information contained in the Company's Proxy Statement on voting rights and procedures (pp. 1-5), including information regarding the Company's nominees for Special Directors, nominees for Directors voted on only by Common Shareholders, and the amount of each class of shares outstanding.

III. SOLICITATION AND PARTICIPANTS

     The participants in this solicitation will be the Hotel Employees & Restaurant Employees International Union ("HERE")
and its Las Vegas affiliate Local 226, and the Independent
nominees.     F/N 3       Over five years ago, Locals 226 and 165
of HERE were elected to represent approximately 600 employees of the Company's Santa Fe Hotel & Casino in Las Vegas. The Locals are in negotiations with the hotel over the terms of a collective bargaining agreement. The parties have substantial differences but no strike has occurred or been called. In the past, the General Counsel of the National Labor Relations Board issued complaints against the Company's Santa Fe Hotel and the Pioneer Hotel due to charges filed by the Locals. An NLRB case resulting from unilateral changes by management in employment terms, including changes to health insurance, was settled in principle last year, with liability not yet liquidated but estimated at several hundred thousand dollars.

     While we hope the Independent Nominees might persuade management to take a different approach to labor relations -- thereby avoiding such liabilities in the future -- we have received no assurances from the Independent Nominees concerning labor relations, and do not ask for your support in labor matters. Neither Independent Nominee has worked for or received
any compensation from HERE or its affiliates.     It is possible
that these shareholder activities may increase or decrease
management opposition to the union, or have no effect.     The
Locals' Joint Executive Board has owned seven shares of Common Stock and five shares of Preferred Stock for at least five years. HERE and the Locals will bear the costs of this
solicitation, which are estimated at    $10,000     and may
include use of a professional solicitor   , and they have spent
approximately $2,500 prior to this mailing.     We will not seek
reimbursement from the Company. In addition, regular staff of HERE and the Locals will solicit proxies, for which they will receive no added compensation. Proxies will be sought by mail,
and may be sought by fax, telephone and personal    meeting    .
The persons named on the Proxy Card are HERE Research Director Matthew Walker and Local 226 Research Director Courtney Alexander. Local 226's address is 1630 S. Commerce St., Las Vegas NV 89102, tel. 1-702-387-7082, or toll free 1-888-273-4564; fax
1-702-385-1197.


___________________________
   F/N 3: It is possible that Hudson Bay and its principals may also be deemed "participants" under the broad definition of this term in SEC Rules. They have not instigated, financed or drafted solicitation materials, nor entered into any contracts or arrangements with the nominees or HERE. They advise us they do not intend to contact shareholders about the election. In the next section we include information required about "participants" concerning Hudson Bay and its principals.

     Other than the nominees' consent to be named in these solicitation materials and HERE's indemnification of the Independent Nominees against claims arising from this solicitation, none of the participants have any contracts, arrangements or understandings with anyone else concerning the Company or its securities, including employment by the company, their conduct as directors if elected, or future transactions involving the Company. Neither Mr. Bradham nor Mr. Siris intends to solicit holders personally; their role in this solicitation has consisted solely of providing disclosures concerning themselves. Other than Mr. Siris' purchasing preferred stock, which he may continue after this proxy statement has been prepared, the Independent Nominees have not had any transactions in the Company's stock or with the Company. Mr. Siris' transactions in the Company's Preferred Stock occurred as follows: 35,000 shares purchased during January 1999, 25,100 shares purchased during February 1999, and 68,800 shares purchased during March 1999. No purchases occurred before January 1999.

IV. INFORMATION ON NOMINATOR HUDSON BAY PARTNERS

     The general partner of nominator Hudson Bay Partners,
L.P. ("Hudson") is Hudson Bay Partners, Inc., of which Mr.
David Lesser is President, sole director and sole shareholder. The address of Hudson and Mr. Lesser is 237 Park Avenue, Suite
900, New York, New York, 10017, telephone (212) 692-3622.    Mr.
Lesser, age 33, formed Hudson Bay in May 1996. Prior to founding Hudson Bay, from April 1995 until May 1996, he was the Senior Vice President for Business Development of Crescent Real Estate Equities Company, in charge of acquisition, finance and strategic investments. From July 1988 until April 1995, Mr. Lesser worked for Merrill Lynch & Co. in the Real Estate Investment Banking Division where he was a Director. Mr. Lesser received a B.S. and M.B.A from Cornell University.

     According to Hudson Bay Partners, L.P.'s 13D Amendment filed with the SEC on April 5, 1999, Hudson beneficially owns
2,971,400 preferred shares, or 33.6% of the Preferred Stock. Hudson and Lesser's transactions in the Company's stock for the last two years are listed at the end of this section. These show Hudson has increased its stake in the preferred stock in recent months.

     Hudson and Mr. Lesser advise us as follows: neither Independent Nominee has worked for Hudson, Mr. Lesser or their affiliates. Hudson and Mr. Lesser have no contracts, arrangements or understandings with anyone else concerning employment by the Company, the conduct of directors, or future transactions with the Company.

     According to Hudson's Schedule 13D filed on January 25,
1999:

     "The Filing Persons acquired the Shares described at Item 5(c) below for investment purposes. The Filing Persons have recently held discussions with the Issuer regarding the possibility of an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer, or a change in the present board of directors of the Issuer. The Filing Persons have been advised that the Issuer has determined to take no further action with respect to any such corporate transaction or change in the board of directors of the Issuer at this time. The Filing Persons intend to continue to consider various alternative courses of action and will in the future take such actions with respect to their respective equity ownership in the Issuer as each Filing Person deems appropriate in light of the circumstances existing from time to time. Such actions may include making recommendations to management concerning various business strategies, acquisitions, dividend policies and other matters, pursuing a transaction or transactions involving a change in control of the Issuer or such other actions as each Filing Person may deem appropriate. Such actions also may involve the purchase of additional Shares or, alternatively, may involve the sale of all or a portion of the Shares beneficially owned by such Filing Person in the open market or in privately negotiated transactions to one or more purchasers.

     "In addition, the Filing Persons, as holders of certain bonds guaranteed by the Issuer, were among a group of creditors of the Issuer that filed an involuntary petition under Chapter 7 of Title 11 of the United States Code (the "Bankruptcy Code") against the Issuer.

     "Except as described herein, neither Hudson Bay, the General Partner, nor Mr. Lesser has any plans or proposals which relate to or would result in (a) the acquisition by any person of additional securities of the Issuer or the disposition of any such securities, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries,
(c) a sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries, (d) any change in the present management of the Issuer, (e) any material change in the present capitalization or dividend policy of the Issuer,
(f) any other material change in the Issuer's business or corporate structure, (g) any other material change in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person, (h) causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) a class of equity securities of the Issuer becoming eligible for termination of registration pursuant to
Section 12(g)(4) of the Securities Exchange Act of 1934, or (j) any action similar to any of the enumerated in (a) through (i) above."

     (Hudson Bay Partners, LP Schedule 13D, January 25, 1999, page 5.)

     The Form 13D was amended by Hudson Bay on March 16, 1999, making the following disclosure:

     "Since the date of filing of the Schedule 13D, the Filing Persons have continued to pursue various alternative courses of actions in respect of their respective equity ownership in the Issuer, including actions that may result in an extraordinary corporate transaction involving the Issuer, changes in the board of directors of the Issuer and changes in the management of the Issuer. In particular, as holders of the Shares having the right to elect two additional directors to the board of directors of the Issuer, the Filing Persons have proposed a slate of four nominees for election to the board of directors of the Issuer and proposed one nominee included in a slate of nominees for election to the board of directors of the Issuer by the Hotel Employees & Restaurant Employees International Union.

     "On February 4, 1999, the Issuer moved to dismiss the involuntary bankruptcy proceeding referred to in the Schedule
13D."

     (Hudson Bay Partners, LP Schedule 13D Amendment, March
     16, 1999)

     As noted in its 13D and Amendment, Hudson has interests in the Company in addition to owning preferred stock: it is also a bondholder in Pioneer Finance Corporation, a subsidiary of the Company and recipient of guaranties by the Company. Pioneer Finance failed to pay principal and interest due on its bonds at the December 1, 1998 maturity, and Santa Fe Gaming failed to make that payment under its guaranty. In January
1999, Hudson initiated discussions with management concerning the default by Pioneer Finance. Those discussions included a proposal, which was rejected by the Company, to convert Pioneer bonds into subordinated debt or preferred stock and to change the composition of the Board of Directors. Since January 1999, Hudson and eleven other creditors have filed an involuntary bankruptcy petition against Pioneer Finance and Santa Fe Gaming Corp. On February 23, 1999, Pioneer Finance Corp. filed a voluntary petition under Chapter 11 of the Bankruptcy Code.

     Management filed a motion to dismiss the petition against Santa Fe Gaming Corp. On March 19, 1999, the Judge dismissed the Santa Fe Gaming case on the condition that "all insiders," as defined by the Bankruptcy Code, waive the statute of limitations on potential fraudulent conveyances and preference payments. If "all insiders" do not formally consent to waive these limitations, the case will instead be suspended until the end of the exclusivity period in the Pioneer Finance case. In conjunction with this ruling, the Judge terminated the automatic stay against Santa Fe Gaming, allowing lawsuits to be filed against the Company.

     While bankruptcy may serve preferred holders' interests through judicial monitoring of management's conduct, bankruptcy may instead adversely affect preferred holders' interests: no assurances can be offered in this regard.

     After    the Company     learned of opposition in the
election for Special Directors,    management     sued Hudson Bay
in U.S. District Court in Las Vegas,    alleging that the 13D
filings by Hudson and Mr. Lesser are misleading and that their intention actually was and is to acquire Santa Fe Gaming or its assets, or to effectuate a change in the control of Santa Fe
Gaming, or to force financial restructuring.     The lawsuit
seeks among other things to prevent Hudson Bay from voting its Preferred Shares in this election of Special Directors.

        The following are Nominator Hudson and Mr. Lesser's
transactions in the Company's Preferred Stock:
12/30/97       31,300
12/31/97       23,000
1/2/98          1,200
3/31/98        39,200
4/1/98         25,000
4/2/98         25,000
4/13/98        10,500
4/14/98        30,100
4/16/98           700
4/22/98          1000
4/23/98          2000
4/24/98          2400
4/30/98        60,000
5/7/98           2700
5/8/98           4000
5/14/98          5000
5/18/98          3000
5/19/98        65,300
6/16/98        15,000
7/21/98        73,000
7/22/98        28,500
7/24/98        51,700
7/28/98          1000
7/29/98          1000
8/7/98         30,000
8/13/98        11,200
8/14/98        32,600
9/15/98          5700
9/16/98        10,000
9/17/98        20,000
9/18/98        10,000
9/22/98        10,000
9/23/98        10,000
9/24/98          5000
9/25/98        12,600
9/28/98        10,000
9/29/98        11,100
10/1/98        55,000
10/22/98         1500
10/26/98       11,100
10/27/98          300
10/30/98         1800
11/2/98           800
11/4/98           500
11/6/98        11,200
11/9/98          3700
11/10/98         8500
11/12/98         3300
11/18/98       10,000
11/19/98         1700
11/20/98         2100
11/23/98         5000
11/24/98          100
11/27/98         2400
11/30/98       23,500
12/2/98          9000
12/3/98       196,200
12/4/98        60,400
12/7/98          7000
12/8/98           600
12/9/98          2000
12/11/98         5000
12/21/98         1200
12/22/98         4600
12/23/98      146,500
12/24/98       55,000
12/28/98       23,700
12/29/98       87,700
12/30/98       22,900
1/4/99         66,600
1/5/99           3500
1/6/99         77,400
1/8/99            700
1/19/99        31,200
1/20/99          6000
1/21/99           100
1/25/99        12,600
1/29/99       150,000
2/10/99        31,600
2/23/99          2800
2/25/99          1200
3/1/99        160,000
3/2/99           5900
3/3/99           4100
3/4/99           2500
3/9/99         20,000
3/10/99       170,400
3/11/99        99,500
3/12/99        54,600
3/15/99        32,900
3/16/99        35,800
3/18/99          5000
3/19/99        35,000
3/22/99        15,000
3/23/99          5000
3/25/99          5000
3/31/99        25,000
4/1/99         94,000

     The following are Nominator Hudson and Mr. Lesser's
transactions in the Company's Common Stock:
6/23/98        10,000
6/24/98        15,000
7/1/98           1600
9/15/98          5000
9/16/98          5000
9/22/98          4000
9/25/98        11,000
10/7/98          2000


IV. EXECUTIVE COMPENSATION/ SECURITY OWNERSHIP OF DIRECTORS,
EXECUTIVE OFFICERS AND 5% OWNERS/ DEADLINE FOR SHAREHOLDER
PROPOSALS



   We incorporate by reference the Company's 1999 proxy statement, which describes executive compensation, security ownership of Directors, Executive Officers and 5% owners, and the deadline for Shareholder proposals (p. 10-23).

For more information, contact HERE Research at (702) 387-7082 or 888-273-4564 toll free.

ELECT BRADHAM AND SIRIS AS SPECIAL DIRECTORS REPRESENTING
PREFERRED STOCKHOLDERS ON SANTA FE GAMING'S BOARD

SOLICITED BY HERE INTERNATIONAL UNION

ELECT INDEPENDENT NOMINEES BRADHAM AND SIRIS AS SPECIAL
DIRECTORS AT SANTA FE GAMING'S 1999 ANNUAL MEETING.

     The undersigned, owner of the Exchangeable Redeemable Preferred Stock of Santa Fe Gaming Corporation, hereby appoints Matthew Walker and Courtney Alexander proxies with full power of substitution to vote for the undersigned at the 1999 annual meeting of Santa Fe Gaming Corporation, and at any adjournments thereof, on the matters set forth in the Proxy Statement. The undersigned hereby directs this proxy be voted in accordance with the instructions herein and grants no discretionary authority. If not marked otherwise, this proxy will be voted FOR election of Mr. Bradham and Mr. Siris.


I. ELECTION OF DIRECTORS:

     Independent Nominees:
     Mr. John M. Bradham
     Mr. Peter J. Siris


[   ] FOR all said Independent Nominees

[   ] WITHHOLD AUTHORITY for all said Independent Nominees


    Instruction: If no box is marked above, this proxy will be voted FOR the election of both nominees as Special Directors. To withhold authority to vote for election of one of the above nominees, mark FOR above and cross out name of person with respect to whom authority is withheld.


PLEASE DATE, SIGN AND PROMPTLY MAIL IN THE POSTAGE-PAID
ENVELOPE PROVIDED. PERSONS SIGNING IN REPRESENTATIVE CAPACITY
SHOULD INDICATE AS SUCH.  IF SHARES ARE HELD JOINTLY, BOTH
OWNERS SHOULD SIGN.

SIGNATURE ________________________________   DATE ___________

         ________________________________   DATE ___________

PRINT NAME ________________________________

ADDRESS _____________________________________________________

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ACCOUNT NO./SSN          # OF SHARES    TEL. NO./FAX NO.